EXHIBIT 10.16

FORM OF STOCK OPTION AWARD

Date

Name
Address

Account Number: XXX-XX-ACCT

Dear (Name):

We are pleased to notify you that the Board of Directors has granted you the following Stock Option Award.

Grant Date	Granted from Mindspeed Plan	Option Type	Option Price	Number of Options

(Date)	2003 Long-Term Incentives Plan	(ISO/Non-Qualified)	(Price)	(Options)

This Stock Option Award (this “Award”) has been granted pursuant to, and is controlled by: (i) the Mindspeed 2003 Long-Term Incentives Plan (the “Plan”), (ii) the Mindspeed 2003 Long-Term Incentives Plan Stock Option Agreement Terms and Conditions (the “Plan Terms”), and (iii) this Award. This Award may be exercised only upon the terms and conditions of the Plan and the Plan Terms. The Plan and the Plan Terms are incorporated into this Award as if fully set forth herein and together they constitute one agreement.

The options may be exercised, in whole or in part (but only for a whole number of shares) and at one time or from time to time per the vesting schedule below. All exercises must take place at least one day prior to the expiration of the Option. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Vesting Schedule

Anniversary of Grant:	1st	2nd	3rd	4th
Shares vested on and after that date:	%	%	%	%

All documents relating to this Award are available for viewing and printing on the Human Resources Department Website. To access this information, please go to Mindspeed MyNet, select Departments, Human Resources, Compensation, Stock Administration. The documents available for viewing and printing at this website location are the Plan, the Plan Terms, the most recent Company Prospectus, Stock Option Participant Guide, and the Company’s Insider Trading Policy. If you choose not to download these documents, if you do not have access to Mindspeed MyNet, or if you encounter problems accessing this site, please contact Stock Administration at (949) 579-4525 or stock.admin@mindspeed.com to receive paper copies of these documents at no cost. Please read all documents carefully.

If you have any questions regarding this grant, please contact Stock Administration at (949) 579-4525.

MINDSPEED TECHNOLOGIES, INC.

Bradley W. Yates
SVP and Chief Administrative Officer

4000 MacArthur Boulevard, Newport Beach, CA 92660